UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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Blockbuster Inc.

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BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

SUPPLEMENT TO

PROXY STATEMENT DATED APRIL 2, 2007

This Proxy Statement Supplement (this “Supplement”) dated April 18, 2007, supplements and amends the Proxy Statement (the “Proxy Statement”) dated April 2, 2007, of Blockbuster Inc. (“Blockbuster” or the “Company”) mailed to you in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) for use at the annual meeting of stockholders to be held on Wednesday, May 9, 2007, at 10:00 a.m., Eastern Daylight Time, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, for the purposes set forth in the Notice of 2007 Annual Meeting of Stockholders attached to the Proxy Statement. This Supplement is first being mailed to stockholders on or about April 20, 2007.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING HOW TO VOTE. The Board unanimously recommends that stockholders vote FOR (1) the election of each of the three Class II directors, (2) the amendment to Blockbuster’s Second Amended and Restated Certificate of Incorporation to eliminate the classification of the Blockbuster Board and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent registered public accounting firm for fiscal 2007 and AGAINST (4) an annual advisory resolution of stockholders to ratify certain named executive officer compensation disclosures and (5) the mandatory conversion of Class B Common Stock into Class A Common Stock on a one-for-one basis.

Only the holders of Class A Common Stock and Class B Common Stock of record on March 20, 2007 are entitled to notice of and to vote at the annual meeting and at any adjournment of the annual meeting. For information on submission of proxies or revocation of proxies, please see “Voting by Class A Common Stockholders and Class B Common Stockholders – Voting Procedures; Revoking Your Proxy” on page 4 of the Proxy Statement.

Related-Party Transaction and Director Independence

On March 29, 2007, Strauss Zelnick, a member of the Board, was appointed chairman of the board of directors of Take-Two Interactive Software, Inc. (“Take-Two”), a global publisher, developer and distributor of interactive games software, hardware and accessories and a party to considerable commercial transactions with Blockbuster. In addition, ZelnickMedia Corporation (“ZelnickMedia”), of which Mr. Zelnick is a founder and principal owner, entered into a management agreement with Take-Two on March 30, 2007, pursuant to which ZelnickMedia provides financial and management consulting services to Take-Two. Mr. Zelnick is entitled during the term of the management agreement to serve as chairman of Take-Two’s board of directors and will also have the authority during such term to hire and/or terminate the chief executive officer and chief financial

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officer of Take-Two, subject to the approval of Take-Two’s compensation committee. Also during the term of the management agreement, ZelnickMedia will receive a monthly management fee of $62,500, an annual bonus of up to $750,000 per annum upon the achievement by Take-Two of certain performance thresholds, an option to purchase a number of shares of Take-Two equal to 2.5% of the outstanding common stock of Take-Two on a fully diluted basis (which shall vest in equal monthly installments over three years) and a number of shares of restricted common stock of Take-Two. Between January 1, 2006 and April 1, 2007, Blockbuster and its subsidiaries have paid Take-Two approximately $30 million pursuant to Blockbuster’s commercial arrangements with Take-Two.

The Board has determined that, based on Mr. Zelnick’s and ZelnickMedia’s relationships with Take-Two, Blockbuster’s transactions with Take-Two constitute related-party transactions under applicable rules of the Securities and Exchange Commission (“SEC”). In accordance with the Board’s policies and procedures relating to its review, approval or ratification of related-party transactions, and taking into account various factors set forth in such policies and procedures (in each case as more fully described in “Corporate Governance – Director Independence” on page 9 of the Proxy Statement), the disinterested members of the Board have ratified and approved Blockbuster’s transactions with Take-Two.

As a result of Mr. Zelnick’s and ZelnickMedia’s relationships with Take-Two, the Board also has determined that Mr. Zelnick no longer qualifies as an independent director of the Board under applicable standards of the New York Stock Exchange (“NYSE”). Because applicable SEC rules require that each member of the Audit Committee must be independent as defined by NYSE rules, Mr. Zelnick is no longer eligible to serve on the Blockbuster Audit Committee. Consequently, Mr. Zelnick has resigned from the Audit Committee, and the Board has appointed existing director James W. Crystal to fill the vacancy created by Mr. Zelnick’s departure from the committee. The Board has determined that Mr. Crystal is independent under applicable NYSE and SEC standards and “financially literate” as interpreted by the Board in its business judgment.

In addition, on April 18, 2007, Robert A. Bowman, another member of the Board, was also appointed to the board of directors of Take-Two. Mr. Bowman’s appointment to the Take-Two board of directors does not impair his independence under applicable NYSE standards.

Amendment to Employment Agreement for Nicholas P. Shepherd

On April 11, 2007, Blockbuster and Nicholas P. Shepherd, Blockbuster’s former Executive Vice President and President, Worldwide Stores, entered into an amendment to Mr. Shepherd’s employment agreement whereby Mr. Shepherd has been appointed Senior Executive Vice President and Chief Operating Officer. Under the terms of the amendment to Mr. Shepherd’s employment agreement, Mr. Shepherd will receive an annual base salary of $700,000 and an annual target bonus of 60% of his annual salary. In addition, Mr. Shepherd will receive 500,000 stock options exercisable for shares of Blockbuster’s Class A common stock, vesting annually in three equal installments beginning on April 11, 2009. The vesting of such options does not accelerate if Mr. Shepherd’s employment is terminated for any reason. Further, Mr. Shepherd is eligible to receive a retention bonus in the amount of $1,120,000 if he is employed by Blockbuster on June 30, 2008. If Mr. Shepherd is terminated for any reason prior to June 30, 2008, whether such termination is voluntary or involuntary, Mr. Shepherd will not be eligible to receive the retention bonus. Further, (1) if Mr. Shepherd is promoted to Chief Executive Officer of Blockbuster prior to June 30, 2008, the retention bonus may be significantly reduced or eliminated in conjunction with the negotiation of a Chief Executive Officer compensation package and (2) if Mr. Shepherd’s employment with Blockbuster is terminated without cause between June 30, 2008 and December 31, 2008, Mr. Shepherd’s contractual severance payment would be net of the retention bonus. Other than with respect to the provisions set forth in this paragraph, Mr. Shepherd’s original employment agreement with Blockbuster, as amended, has not been amended. The amendment to Mr. Shepherd’s employment agreement was filed as an exhibit to Blockbuster’s Current Report on Form 8-K filed with the SEC on April 13, 2007.

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Amendment to Executive Service Agreement for Christopher J. Wyatt

As previously announced, Blockbuster, as part of its ongoing efforts to streamline its organization and based on mutual agreement, notified Christopher J. Wyatt, Blockbuster’s former Executive Vice President and President, International, of Blockbuster’s intention to terminate Mr. Wyatt’s employment agreement effective June 30, 2007.

On April 13, 2007, Blockbuster and Mr. Wyatt entered into an amendment to Mr. Wyatt’s employment agreement providing Mr. Wyatt with the right to receive a lump sum severance payment of £512,840 (approximately $1,015,000 based on recent exchange rates) in connection with the termination of his employment. This lump sum severance payment is in lieu of the severance payments to which Mr. Wyatt was previously entitled under his employment agreement. Prior to the amendment, in connection with the termination of Mr. Wyatt’s employment by Blockbuster other than for breach (as defined in the agreement) and conditioned on his entering into a waiver of claims against Blockbuster and its affiliated companies, Mr. Wyatt would have been entitled to receive his salary and bonus compensation for up to 18 months after the termination date, subject to mitigation after the first six months following the termination date. The amendment to Mr. Wyatt’s employment agreement was filed as an exhibit to Blockbuster’s Current Report on Form 8-K filed with the SEC on April 13, 2007.

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